EXHIBIT 10.25

CREDIT AGREEMENT

This Credit Agreement dated as of June 25, 2010, (“Effective Date”) is made by and between Nexx Systems, Inc., a Delaware corporation (“Borrower”) and Comerica Bank, a Texas banking association (“Bank”).

Borrower desires to borrow up to $12,000,000 from Bank from time to time for its general corporate and working capital needs.  Bank is willing to supply such credit and financing subject to the terms and conditions set forth in this Agreement and the Ex-Im Facility Documents.

Accordingly, for valuable consideration, Borrower and Bank agree as follows:

1.   DEFINITIONS

1.1   Defined Terms.  As used in this Agreement, the following terms shall have the following respective meanings:

“Accounts,” “Chattel Paper,” “Deposit Accounts,” “Documents,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instruments,” “Inventory,” “Investment Property” and “Supporting Obligations” shall have the meanings assigned to them in the UCC on the Effective Date.

“Account Debtor” means the person who is obligated on or under an Account.

“Accounts Receivable” means and includes all Accounts, Chattel Paper and General Intangibles (including, but not limited to trade names, trade styles and goodwill, trade marks, copyrights and patents, and applications therefor, trade and proprietary secrets, formulae, designs, blueprints and plans, customer lists, literary rights, licenses and permits, receivables, insurance proceeds, beneficial interests in trusts and minute books and other books and records) now owned or hereafter acquired by Borrower.

“Advance” means a disbursement of a Revolving Loan provided under Section 2.1.

“Affiliate” means, when used with respect to any person, any other person which, directly or indirectly, controls or is controlled by or is under common control with such person.  For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), with respect to any person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Receivables” shall mean, as of any time of determination, any amounts in respect of loans or advances owing to Borrower from any of its Subsidiaries or Affiliates at such time.

“Aggregate Revolving Cap Amount” means Seven Million Dollars ($7,000,000.00).

“Agreement” means this Credit Agreement.

“Applicable Rate Index” means the LIBOR-based Rate, the Daily Adjusting LIBOR Rate, the Prime Referenced Rate, or any other interest rate basis applied under this Agreement to determine the interest rate for any of the Obligations.

“Applicable Interest Rate” means, (a) with respect to the Term Loan, the LIBOR-based Rate plus the Applicable Margin and (b) with respect to the Revolving Loans, the Daily Adjusting LIBOR Rate plus the Applicable Margin, or as may be determined in accordance with the terms and conditions of this Agreement.

“Applicable Margin” means (a) six and one-quarter percent (6.25%) per annum with respect to the LIBOR-indexed Rates, and (b) four and three-quarters percent (4.75%) per annum with respect to the Prime-Referenced Rate

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any successor act or code.

“Borrowing Base” means, as of any applicable date of determination, the sum of:

(a)           Eighty percent (80.0%) of the aggregate outstanding principal balance of Borrower’s Eligible Accounts, plus

(b)           the lesser of (i) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), or (ii) Fifty percent (50.0%) of the lesser of the book or fair market value of Borrower’s Eligible Inventory.

provided however, that:

(w)           the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required to be submitted hereunder;

(x)           the amount of each Eligible Account shall be reduced by (1) accrued and actual discounts, credits, price adjustments, rebates and other allowances and (2) cash received but not yet applied to that Eligible Account;

(y)           the amount determined as the Borrowing Base shall be subject to any reasonable reserves for contras/offsets, drop ship receivables, potential offsets due to customer deposits, discount arrangements other than in the ordinary course of business and such other reserves as reasonably established by Bank from time to time, including, without limitation, any reserves or other adjustments established by Bank on the basis of any subsequent collateral audits conducted hereunder; and

(z)           the foregoing advance rates may be adjusted by Bank in the event of a determination by Bank, in its sole discretion, that such adjustments shall be necessary.

Any reserve established by Bank or adjustment to the advance rates determined necessary by Bank shall be effective for all purposes under this Agreement on the third Business Day after Bank gives notice thereof to Borrower.

“Borrower Location” means each location or site at which Borrower conducts its operations or maintains its business or any of the Collateral, including without limitation each of the locations identified on Schedule 5.10.

“Borrowing Base Certificate” means a certificate in the form and content of Exhibit A or such other form as Bank may request, completed in all appropriate respects and executed by the chief executive or chief financial officer of Borrower, and setting forth Borrower’s computation of the Borrowing Base as of the date of such certificate.

“Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating to the LIBOR-based Rate and the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

“Capitalized Leases” means any lease or other contract or arrangement providing for use of real or personal property in respect of which such person is obligated as a lessee, user or obligor which is required to be capitalized in accordance with GAAP.

“Charter Documents” means for any Person that is a registered organization, such person’s certificate or articles of incorporation, organization, formation, or limited partnership, or other comparable document, as filed with the appropriate Governmental Authority in the jurisdiction of its formation, and its bylaws, operating agreement, limited partnership or limited liability company agreement, or other comparable governing agreement or document, together with all amendments, modifications and restatements of any of the foregoing.

“Collateral” means all personal property of Borrower whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to the following (all terms having the meanings given to them in the UCC):

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) all Intellectual Property Collateral; and

(c) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment;

provided that the term “Collateral” shall expressly exclude (i) rights under contracts, leases, licenses and other agreements to the extent that the grant of a security interest therein would violate any term of the applicable contract, lease, license or other agreement, except to the extent that such term in such contract, lease, license, or other agreement, is ineffective under applicable law, (ii) payroll-related funds on deposit in the payroll accounts of Borrower and its Subsidiaries (“Payroll Accounts”), and (iii) 34% of the Equity Interests in any Material Foreign Subsidiary and 100% of the Equity Interests in any other Subsidiary.

“Commitments” means the obligations of Bank to make Loans and extend other credit pursuant to this Agreement.

“Consolidated” or “consolidated” means, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP.  Unless otherwise specified herein, references to “consolidated” financial statements or data of Borrower include consolidation with its Subsidiaries in accordance with GAAP.

“Continuing Event of Default” means, at any date of determination, an Event of Default that has occurred or exists and is continuing.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Covenant Compliance Certificate” means a certificate in the form of Exhibit E.

“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(a)
for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or, in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder and for a period equal to one (1) month;

divided by

(b)
1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category provided, however, in no event and at no time shall the Daily Adjusting LIBOR Rate be less than one percent (1.00%) per annum.

“Debt” means, as of any applicable date of determination, all items of indebtedness, obligation or liability of a person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

“Default” means a condition or event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

“Default Rate” means (a) with respect to a Loan, the sum of 3.00% and the Applicable Interest Rate for that Loan, and (b) with respect to any other Obligations, the sum of 3.00% and the Applicable Interest Rate for Revolving Loans.

“Disbursement Date” means each date upon which Bank makes an Advance.

“EBITDA” means, for any applicable period of determination, Net Income for such period, plus, to the extent deducted in computation of such Net Income, the amount of interest expense, income tax expense, and depreciation and amortization expense, for such period, all as determined in accordance with GAAP.

“Eligible Account” shall mean an Account arising in the ordinary course of Borrower’s business which meets each of the following requirements:

(a)	it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

(b)
it is not owing by an Account Debtor who has failed to pay twenty five percent (25.0%) or more of the aggregate amount of its Accounts then owing to Borrower within ninety (90) days after the date of the respective invoices or other writings evidencing such Accounts;

(c)	it arises from the sale or lease of goods or the provision of services and such goods have been shipped or delivered to the Account Debtor or such services have been performed under such Account;

(d)	it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Bank;

(e)
Accounts with respect to which Borrower is liable to the Account Debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(f)
it is not evidenced by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, unless such note or other document or instrument previously has been endorsed and delivered by Borrower to Bank;

(g)
it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any asserted offset, counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part; provided that to the extent an offset solely arises from Borrower’s liabilities to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower, any amount owed to Borrower in excess of such offset may be included as an Eligible Account;

(h)
it is subject to a first priority, properly perfected security interest in favor of Bank, and it is not subject to any sale of accounts, any asserted rights of offset, assignment, lien or security interest whatsoever other than to Bank;

(i)	it is not owing by a Subsidiary, Affiliate, officer, employee or agent of Borrower;

(j)
except for Eligible Foreign Accounts that are not treated as Eligible Export Related Accounts Receivables (as defined in the Ex-Im Facility Documents) for purposes of the Ex-Im Facility Loans, it is not owing by an Account Debtor which (i) does not maintain its chief executive office in the United States of America or Canada, (ii) is not organized under the laws of the United States of America or Canada, or any state or province thereof, as applicable, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

(k)
it is not an Account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank’s security interest in such Account;

(l)
it is not owing by an Account Debtor for which Borrower has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

(m)
it is not an Account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company; and

(n)	it is not owing by any Account Debtor whose obligations Bank, acting in its sole discretion, shall have notified Borrower are not deemed to constitute Eligible Accounts.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis.  All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Eligible Inventory” is Borrower’s Inventory consisting of raw materials, work-in-process, and finished goods held by Borrower subject to a valid purchase order for sale in the ordinary course of business, valued at the lowest of Borrower’s net purchase cost or net manufacturing cost and the bulk market price, excluding, however, any Inventory which consists of:

(a)	Inventory located outside of the United States;

(b)	Supplies not used in the manufacture or production of Inventory, displays, packaging or promotional materials; or Inventory sold on consignment;

(c)	Inventory consisting of proprietary software;

(d)	Any Inventory not in the actual possession of Borrower, except to the extent provided in clause (l) below;

(e)	Any Inventory the sale or other disposition of which has given rise to an Account;

(f)	Any Inventory which fails to meet all standards and requirements imposed by any governmental authority over such Inventory or its production, storage, use or sale;

(g)
Any Inventory located on premises leased or rented to the Borrower or otherwise not owned by the Borrower, unless Bank has received a waiver and consent from the lessor, landlord or owner, in form and substance satisfactory to Bank and from any mortgagee of such lessor, landlord or owner to the extent required by Bank;

(h)	Inventory with offsetting claims;

(i)	Inventory that is damaged, defective, obsolete, returned, recalled or unfit for further processing;

(j)	Inventory that is not subject to a valid, perfected first priority Lien in favor of Bank;

(k)	Inventory that is located at an address that has not been disclosed to Bank in writing;

(l)
Inventory that is in the possession of a processor or bailee, or located on premises leased or subleased to Borrower, or on premises subject to a mortgage in favor of a Person other than Bank, unless such processor or bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which Bank shall require to evidence the subordination or other limitation or extinguishment of such Person’s rights with respect to such Inventory and Bank’s right to gain access thereto;

(m)
any Inventory as to which Bank determines in the exercise of its sole and absolute discretion at any time and in good faith is not in good condition or is defective, unmerchantable, post-seasonal, slow moving or obsolete; and

(n)
any Inventory which Bank in the good faith exercise of its sole and absolute discretion has deemed to be ineligible because Bank otherwise considers the collateral value to Bank to be impaired or its ability to realize such value to be insecure.

In the event of any dispute under the foregoing criteria, as to whether Inventory is, or has ceased to be, Eligible Inventory, the decision of Bank in the good faith exercise of its sole and absolute discretion shall control.

“Environmental Complaint” means any notice of any violations of Environmental Laws.

“Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C.  Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C.  Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C.  Sections 6901, et seq.) and in the regulations adopted and publications promulgated pursuant to any of the foregoing, and all other federal, state or local laws, ordinances, statutes, rules, regulations or judgments for the protection of the environment or governing the use, storage, treatment, handling, manufacture, transportation, or disposal of Hazardous Materials.

“Equity Interests” means (a) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (a), (b), (c) or (d), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Event of Default” means any of those conditions or events listed in Section 8.1.

“Ex-Im” means the Export-Import Bank of the United States.

 “Ex-Im Facility Documents” means the Ex-Im Facility Loan Agreement, the $7,000,000 Master Revolving Note, the Loan Authorization Notice, the Borrower Agreement, and Economic Impact Certification, each dated as of June 25, 2010.

“Ex-Im Facility Loans” means the loans advanced to Borrower under and pursuant to the Ex-Im Facility Documents.

“Financial Statements” means all balance sheets, earnings statements and other financial statements (other than projections and forecasts) (whether of Borrower, any of its Subsidiaries, or otherwise) which have been furnished to Bank for the purposes of, or in connection with, this Agreement and the transactions contemplated hereby, including without limit the following: Borrower’s audited financial statements as of December 31, 2009, and unaudited financial statements as of March 31, 2010.

“Financing Statements” means UCC financing statements describing Bank as secured party and Borrower as debtor covering the Collateral and otherwise in such form, for filing in such jurisdictions and with such filing offices, as Bank shall reasonably deem necessary or advisable.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Borrower which is not organized under the laws of a state of the United States of America.

“Funded Debt” means, without duplication, (a) all indebtedness for borrowed money (including for Borrower, indebtedness under this Agreement and the Ex-Im Facility Loans), (b) all obligations, contingent or absolute, to reimburse drawing under letters of credit issued by financial institutions, (c) all capitalized lease agreements, (d) all obligations for the deferred purchase price of any property, and (e) all obligations with the economic effect of a guaranty of obligations of the type described in this definition, regardless of characterization.

“GAAP” means, as of any applicable date of determination, generally accepted accounting principles consistently applied.

“Governmental Authority(ies)” means any foreign, federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

“Hazardous Materials” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in any of the Environmental Laws.

“Hedge Agreement” means an interest rate swap, cap or collar agreement, or other similar agreement or arrangement for managing interest rate risk and a foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement for the purpose of hedging foreign currency risk.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(d) Copyrights, Trademarks and Patents;

(e) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(f) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(g) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(h) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(i) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(j) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Period” a period of one (1) month, or as otherwise determined pursuant to and in accordance with the terms of this Agreement, commencing on the date of this Agreement, or in the case of successive continuations of the LIBOR-based Rate plus the Applicable Margin as the Applicable Interest Rate hereunder, as herein provided, on the last day of the preceding Interest Period then ending, provided that:

(a)
any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the Interest Period shall end on the next preceding Business Day, and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month;

(b)	no Interest Period shall extend beyond the next occurring principal installment payment date, if any, under this Agreement; and

(c)	no Interest Period shall extend beyond the Maturity Date.

“IPO” means Borrower’s initial public offering of its common stock.

“Legal Rate” means the maximum interest rate permitted to be paid by Borrower or received by Bank with respect to the Obligations represented by the Notes under applicable law.

“Lessor Acknowledgement” means a written acknowledgment of Bank’s security interest in relevant Collateral and other rights of Bank made in favor of Bank by the lessor or landlord of a Borrower Location, in form and content of Exhibit G or otherwise satisfactory to Bank.

“LIBOR-based Rate” means a per annum interest rate which is equal to the quotient of the following:

(a)	the LIBOR Rate;

divided by

(b)
1.00 minus the maximum rate (expressed as a decimal) during such Interest Period at which Bank is required to maintain reserves on “Eurocurrency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

“LIBOR-indexed Rate” means a rate of interest that is determined on the basis of the Daily Adjusting LIBOR Rate or the LIBOR Rate.

“LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to the undersigned.

“LIBOR Rate” means, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Interest Period, commencing on the first day of such Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or, in the absence of such other service, the “LIBOR Rate” shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period in the interbank eurodollar market in an amount comparable to the amount of the Obligations which is to bear interest on the basis of such LIBOR-based Rate and for a period equal to the relevant Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan” means the advances under the Revolving Loans and the Term Loan or either of them.

“Loan Documents” means the Notes, the Ex-Im Facility Documents, the Security Agreement, the Warrant, all Financing Statements, the Rate Management Agreement, and each other present or future document, instrument, agreement, and certificate evidencing, securing or relating to the Obligations.

“Material Adverse Effect” means (a) a material and adverse change in or effect on the business, operations, properties, prospects, profits or condition (financial or otherwise) of a Person or (b) in the case of Borrower, (i) a material adverse effect on any substantial portion of the Collateral or the perfection or priority of Bank’s security interest therein or on the legality, validity, binding effect or enforceability of any Loan Document against Borrower or (ii) a material adverse effect on Borrower’s ability to perform its obligations under this Agreement or any Loan Document.

“Material Agreements” means the agreements, contracts, leases, or commitments of any kind to which a Person is a party (including, without limitation, employment agreements, collective bargaining agreements, powers of attorney, distribution contracts, patent or trademark licenses, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans, or accrued vacation pay, insurance and welfare agreements) that if breached would have a material adverse effect on the Person’s business, assets, financial condition or prospects.

“Material Foreign Subsidiary” means, at any date of determination, each of Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent audit were equal to or greater than five percent (5.0%) of the total assets of Borrower at such date or (b) whose gross revenues for such period were equal to or greater than five percent (5.0%) of the consolidated gross revenues of the Borrower for such period, in each case determined in accordance with GAAP.

“Maturity Date” means July 1, 2013, or any earlier date that the Term Note shall become due and payable by acceleration, demand or otherwise.

“Net Income” means the net income (or loss) of a person for any period determined in accordance with GAAP but excluding in any event:

(a)
any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; any other extraordinary non-cash and non-recurring items of gain, income, loss, or expense attributable to events, transactions or activities that were not undertaken or realized in the ordinary course of business; and

(b)
in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

“Note” means the Revolving Credit Note and the Term Note or any of them and “Notes” means all of them.

“Obligations” means all loans, advances, indebtedness, obligations and liabilities of Borrower to Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Borrower to Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising including without limitation any Rate Management Obligations.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment-in-Full” means (a) the final cash payment in full of the Obligations under the Loan Documents, (b) termination of the Revolving Credit Commitment, (c) the termination and settlement of all Rate Management Obligations, and (d) the performance by Borrower of all other obligations under this Agreement or any other Loan Document (other than contingent obligations that survive such expiration or payment as to which no claim for performance has been made).

“PBGC” means the Pension Benefit Guaranty Corporation or any person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” means an acquisition (whether achieved by purchase, merger, consolidation or otherwise) by Borrower of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or of Equity Interests of another Person (an “Acquisition”) constituting a business substantially comparable to Borrower’s business, in compliance with each of the following:

(a)
At least 15 days prior to the date of the Acquisition, Borrower shall have delivered to Bank notice of the Acquisition together with pro forma financial statements of Borrower showing the effect of the Acquisition on a pro forma basis as if it been consummated on at the beginning of the current fiscal year and that it will not result and if so consummated would not have resulted in an Event of Default, and copies of all material documents relating to the Acquisition, in each case in form and substance reasonably satisfactory to Bank;

(b)	Both immediately before and after the Acquisition, there is no Continuing Event of Default; and

(c)
The sum of the purchase price of the proposed Acquisition, computed on the basis of total consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto, including the amount of Debt assumed or to which such assets, businesses or business or ownership interests or shares, or any Person so acquired, is subject, is not greater than $1,000,000.00 for any one Acquisition and does not exceed $1,000,000.00 for all Acquisitions consummated within any 12 month period.

“Permitted Debt” means:

(a)	the Obligations;

(b)	Subordinated Debt;

(c)	existing indebtedness to the extent set forth on Schedule 5.13;

(d)	trade indebtedness incurred and paid in the ordinary course of business;

(e)	contingent indebtedness to the extent permitted by Section 7.9; and

(f)	indebtedness secured by Permitted Liens; and

(g)
indebtedness incurred for the acquisition of a fixed or capital asset (whether under Capitalized Leases, purchase money loans, or otherwise) provided that not more than $500,000.00 of such indebtedness is incurred in any one fiscal year (“Permitted Purchase Money Debt”).

“Permitted Investments” means the Equity Interests of the Subsidiaries owned by Borrower on the Effective Date, certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000.00, and direct obligations of the United States Government.

“Permitted Liens” means:

(a)	Liens and encumbrances in favor of Bank or Ex-Im in respect of the Ex-Im Facility Loans;

(b)
Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

(c)	Liens, not delinquent, created by statute in connection with worker’s compensation, unemployment insurance, social security and similar statutory obligations;

(d)
Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

(e)
Encumbrances consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, existing recorded private restrictions or existing or future public restrictions on the use of real property, none of which materially impairs the use of such property in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use;

(f)	Existing Liens described on Schedule 7.4; and

(g)
Liens securing Permitted Purchase Money Debt, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital asset, (ii) such Liens do not at any time encumber any property other than the property, equipment or improvements financed by such Debt, and (iii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property, Inventory, equipment or improvements and related costs and charges imposed by the vendors thereof.

“Person” or “person” means any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum.  If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

“Rate Management Agreement” means any interest rate swap, cap or collar agreement entered into by Borrower in which the counterparty is Bank.

“Rate Management Obligations” means all obligations relating to any transaction (including an agreement with respect thereto) now existing or hereafter entered into among Borrower and Bank, or any of its subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures

“Request for Advance” means a request for an Advance in the form of Exhibit D.

“Revolving Commitment Amount” means, as of any applicable date of determination, Five Million and 00/100 Dollars ($5,000,000.00) (or such lesser amount to which the Revolving Commitment Amount may be reduced by Borrower from time to time under Section 2.19).

“Revolving Credit Note” means a promissory note conforming to Section 2.2 and in the form and content of Exhibit B.

“Revolving Loan” means an advance made by Bank to Borrower under Section 2.1 on a Disbursement Date.

“Security Agreement” means Security Agreement in the form and content of Exhibit H pursuant to which Borrower grants to Bank a first priority security interest in the Collateral.

“Senior Debt” means all indebtedness, liabilities, and obligations of a Person to Bank, including with limitation, the aggregate amount available for drawing under all outstanding letters of credit issued by Bank for the account of such Person.

“Subordinated Debt” means indebtedness of Borrower to third parties which has been subordinated to the Obligations pursuant to a subordination agreement in form and content satisfactory to Bank, it being agreed that the form of subordination agreement attached as Exhibit J is satisfactory to and approved by the Bank.

“Subsidiary” means any corporation (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding securities having ordinary voting power for the election of directors, as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by Borrower.

“Tangible Net Worth” means, as of any applicable date of determination, the excess of (i) the net book value of all assets of a person (other than Affiliate Receivables, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and similar intangible assets) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over (ii) all Debt of such person.

“Term Loan” means the term loan described under Section 2.5.

“Termination Date” means July 1, 2011 (or such earlier date on which Borrower shall permanently terminate the Revolving Commitment Amount under Section 2.19).

“Term Note” means a promissory note conforming to Section 2.6 and in the form and content of Exhibit C.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Treasury Management Agreement” means any agreement for cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer or other cash management arrangements.

“UCC” means the California Commercial Code, being specifically revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

“Warrant” means a warrant for the purchase of shares of Borrower’s capital stock in the form of Exhibit I.

1.2   Accounting Terms and Computations.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.  All financial performance measurements and ratios shall be calculated to one place more than the number of places expressed herein for such performance measurement or ratio and rounded up or down to the nearest number (rounded up if there is no nearest number) for the number of places expressed herein for such performance measurement or ratio.

1.3   Singular and Plural.  Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

1.4   Exhibits and Schedules; Section References.  All Exhibits and Schedules to this Agreement are, by this reference, incorporated herein.  All references to Sections are to the Sections of this Agreement unless expressly stated otherwise.

1.5   Agreements; Statutes.  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and any of the Loan Documents) and other contractual instruments shall be deemed to include all their respective amendments and modifications, but only to the extent such amendments and modifications are not prohibited by the terms of this Agreement and any of the Loan Documents, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

1.6   Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

(c) Section, Schedule and Exhibit references are to the Sections, Schedules and Exhibits of or attached to this Agreement unless otherwise specified.

(d) The term “including” is not limiting and means “including without limitation.”

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(f) The words “assets” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

(g) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(h) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(i) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Borrower and Bank and are the products of all parties.  Accordingly, they shall not be construed against Bank merely because of Bank’s involvement in their preparation.

2.   LOAN(S), INTEREST, AND FEES.

2.1   Revolving Credit Commitment.  Subject to the terms and conditions of this Agreement, Bank agrees to make loans to Borrower on a revolving basis in such amount as Borrower shall request pursuant to Section 2.4 at any time from the Effective Date until the Termination Date, up to an aggregate principal amount outstanding at any time not to exceed the lesser of the Revolving Commitment Amount or the Borrowing Base, provided that (a) the aggregate outstanding principal amount of the Revolving Loans and the Ex-Im Facility Loans may not at any time exceed the Aggregate Revolving Cap Amount and

(b) each Disbursement Date under this Agreement must be a Business Day.  Proceeds of the Revolving Loans shall be used solely for Borrower’s working capital requirements and other corporate purposes.

2.2   Revolving Credit Note.  The Revolving Loans shall be evidenced by the Revolving Credit Note, executed by Borrower, dated the Effective Date, payable to Bank on the Termination Date (unless sooner accelerated pursuant to the terms of this Agreement), and in the principal amount of the original Revolving Commitment Amount.  The date and amount of each Revolving Loan made by Bank and of each repayment of principal thereon received by Bank shall be recorded by Bank in its records.  The aggregate unpaid principal amount so recorded by Bank shall (absent manifest error) constitute the best evidence of the principal amount owing and unpaid on the Revolving Credit Note, provided, however, that the failure by Bank so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of Borrower under this Agreement or the Revolving Credit Note to repay the principal amount of all the Revolving Loans together with all interest accrued or accruing thereon.

2.3   Mandatory Payments.  Borrower shall pay to Bank the amount, if any, by which:

(a) the aggregate unpaid principal amount of all Revolving Loans outstanding at any time exceeds the lesser of the Revolving Commitment Amount or the Borrowing Base, or

(b) the aggregate unpaid principal amount of all Revolving Loans plus all Ex-Im Facility Loans outstanding at any time exceeds the Aggregate Revolving Cap Amount;

together with all interest accrued and unpaid on the amount of such excess.  Such payment shall be immediately due and owing without notice or demand upon the occurrence of any such excess.

2.4   Requests for Advances.

(a) Borrower may request an Advance, only after delivery to Bank of a Request for Advance executed by a person identified on Schedule 2.4 or otherwise previously authorized (in a writing delivered to Bank) by Borrower to execute such Request.  A Request for Advance must be delivered by 2:00 p.m. (California time) on the proposed Disbursement Date.  Each Request for Advance shall constitute Borrower’s certification, as of the date thereof that all conditions to Advances have been satisfied, and shall remain satisfied to the applicable Disbursement Date (both before and after giving effect to such Advance).

(b) Bank may also, at its option, lend under this Section upon the telephone request of a person identified on Schedule 2.4 or otherwise previously authorized (in a writing delivered to Bank) by Borrower to make such requests and, in the event Bank makes any such Advance upon a telephone request, the requesting person shall fax to Bank, on the same day as such telephone request, a Request for Advance.  Borrower hereby authorizes Bank to disburse Advances under this Section pursuant to the telephone instructions of any person purporting to be a person identified by name on Schedule 2.4.  Notwithstanding the foregoing, Borrower acknowledges that Borrower shall bear all risk of loss resulting from disbursements made upon any telephone request.

2.5   Term Loan.  Subject to the terms and conditions of this Agreement, Bank agrees to make a term loan to Borrower on the Effective Date in the principal amount of Five Million and 00/100 Dollars ($5,000,000).  All proceeds of the Term Loan shall be used to pay in full Borrower’s indebtedness to Hercules Technology Growth Capital, Inc. (“Hercules”) and for Borrower’s working capital purposes.

2.6   Term Note.  The Term Loan shall be evidenced by the Term Note, executed by Borrower, dated the Effective Date, and in the principal amount of the Term Loan.  The principal of the Term Note shall be payable (unless sooner accelerated pursuant to the terms of this Agreement), in equal monthly installments of $138,888.89 plus accrued interest each on the first day of each consecutive calendar month commencing January 1, 2011.  All outstanding principal and accrued but unpaid interest shall be due and payable under the Term Note on the Maturity Date.

2.7   Interest.  The Term Loan and the Revolving Loans shall bear interest at their respective Applicable Interest Rates, or as otherwise determined under the terms and conditions of this Agreement; provided, however, that the Term Loan shall bear interest at 7.25% per annum from the Effective Date through June 30, 2010.  For each Loan, interest shall be payable monthly commencing on July 1, 2010, and on the first day of each succeeding month, until the maturity of the applicable Note (whether by demand, acceleration or otherwise) and during a Continuing Event of Default or after maturity (whether by demand, acceleration or otherwise), such Loan shall be payable on demand.  Interest on the Loans will be further subject to the following provisions:

(a) Basis of Computation.  Interest accruing shall be computed on the basis of a 360 day year and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in an Applicable Interest Rate as a result of any change in the Applicable Rate Index on the date of each such change.

(b) Suspension of Applicable Rate Index.  If, at any time, Bank determines that, (i) Bank is unable to determine or ascertain the Daily Adjusting LIBOR Rate or the LIBOR-based Rate, or (ii) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank, or (iii) the Applicable Rate Index plus the Applicable Margin will not accurately or fairly cover or reflect the cost to Bank of maintaining a Loan under the applicable Note, then Bank shall forthwith give notice thereof to Borrower.  Thereafter, until Bank notifies Borrower that such conditions or circumstances no longer exist, the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for the Loan under the applicable Note hereunder during such period of time.

(c) Default Rate.  During a Continuing Event of Default, the principal amount of all outstanding Obligations shall bear interest at the Default Rate and shall be payable on demand.

2.8   LIBOR Lending Office.  If Bank shall designate a LIBOR Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying any Note, and the indebtedness thereunder, on the books of the LIBOR Lending Office.

2.9   Prepayment.

(a) Order of Application.  Any partial prepayment under a Note shall be applied to the principal installments due under the Note, if any, in the inverse order of their maturities.

(b) Under Floating Rate.  Any Loan may be prepaid in whole or in part without penalty or premium at any time its Applicable Interest Rate is based on the Daily Adjusting LIBOR Rate or the Prime Referenced Rate.  Any Loan may be repaid in whole or in part without penalty or premium except for the premium, if any, required by Section 2.9(c) at any time its Applicable Interest Rate is based on the LIBOR-based Rate.

(c) Under LIBOR-based Rate (Yield Protection).  If (i) any payment or prepayment of any of the principal amount of a Loan that is bearing interest based on the LIBOR-based Rate occurs on any day other than the last day of the applicable Interest Period (whether voluntarily, by acceleration, or otherwise), (ii) the interest rate on any Loan that is bearing interest based on the LIBOR-based Rate is changed during any Interest Period under or otherwise in accordance with the terms hereof, or (iii) Borrower fails to pay when due any principal or interest on a Loan at any time that it bears interest based on the LIBOR-based Rate, Borrower shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties.  The amount payable by Borrower to Bank hereunder may include, without limitation, an amount equal to the excess, if any, of (y) the amount of interest which would have accrued on the amounts so paid or prepaid for the period from the date of payment through the last day of the applicable Interest Period, at the Applicable Interest Rate for such Loan, over (z) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the inter-bank eurodollar market.  Calculation of any amounts payable to Bank under this Section shall be made as though Bank shall have actually funded or committed to fund the relevant Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Loan in any manner it deems fit, and the foregoing assumption shall be utilized only for the purpose of the calculation of amounts payable under this Section.  Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth bases for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest effort.

(d) BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT:  (i) THERE IS NO RIGHT TO PREPAY ANY INDEBTEDNESS HEREUNDER BEARING INTEREST AT A RATE BASED ON THE LIBOR-BASED RATE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH IN SECTION 2.9(C) (“PREPAYMENT AMOUNT”), EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (ii) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY INDEBTEDNESS HEREUNDER BEARING INTEREST AT A RATE BASED ON THE LIBOR-BASED RATE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (iii) BORROWER WAIVE(S) ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE OR ANY SUCCESSOR STATUTE; AND (iv) BANK HAS MADE OR EXTENDED THE LOAN OR CREDIT PURSUANT TO THIS AGREEMENT IN RELIANCE ON THESE AGREEMENTS.

_______________________
BORROWER'S INITIALS

2.10   Maximum Rate.  At no time shall the interest rate payable on any Loan be deemed to exceed the Legal Rate.  In the event any interest is charged or received by Bank in excess of the Legal Rate, Borrower acknowledge that any such excess interest shall be the result of an accidental and bona fide error, and such excess shall first be applied to reduce the principal then unpaid hereunder (in inverse order of their maturities if principal amounts are due in installments); second, applied to reduce any of the other Obligations; and third, any remaining excess returned to Borrower.

2.11   Late Payment Charges.  If any payment due under any Loan or any Note is not received by Bank within 10 calendar days after its due date, Bank may charge a late payment charge equal to 5.00% of the delinquent payment.  Borrower agrees that the late payment charge is a reasonable estimate of the administrative costs which Bank will incur in processing the delinquency.  Bank’s acceptance of a late payment and/or of the late payment charge will not waive any Default or Event of Default or affect the acceleration of the Obligations or the exercise of any right or remedy of Bank under this Agreement.

2.12   Sweep Account Payments.  Subject to the terms and conditions of any separate “sweep account” agreement made between Borrower and Bank, for Borrower’s convenience and at its request and risk, at the end of each Business Day, all cash balances in Borrower’s designated demand deposit may be swept to the loan account maintained by Bank for the Revolving Credit and applied to reduce the principal amount of the Revolving Loans if any.

2.13   Dominion of Funds.  Borrower shall at its sole expense establish and maintain (and Bank, at Bank’s option, may establish and maintain at Borrower’s expense): (a) an United States Post Office lock box (the “Lock Box”), to which Bank shall have exclusive access and control.  Borrower expressly authorizes Bank, from time to time, to remove contents from the Lock Box, for disposition in accordance with this Agreement.  Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower (other than payments by electronic funds transfer) shall be remitted, for the credit of Borrower, to the Lock Box, and Borrower shall include a like statement on all invoices; and (b) an interest bearing deposit account with Bank which shall be titled as designated by Bank (the “Cash Collateral Account”) to which Bank shall have exclusive access and control.  Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower by electronic funds transfer shall be remitted to the Cash Collateral Account, and Borrower, at Bank’s request, shall include a like statement on all invoices.  Borrower shall execute all documents and authorizations as required by Bank to establish and maintain the Lock Box and the Cash Collateral Account.

2.14   Basis of Payments.  All sums payable by Borrower to Bank under this Agreement or the Loan Documents shall be paid directly to Bank at its office in San Jose, California in immediately available United States funds, without set off, deduction or counterclaim.  In its sole discretion, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of any Borrower with Bank for all or a part of any Obligations then due; provided, however, that this authorization shall not affect Borrower’s obligation to pay, when due, any Obligations whether or not account balances are sufficient to pay amounts due.

2.15   Payments on Saturdays, Etc.  Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or any other day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension, if any, shall be included in computing interest in connection with such payment.

2.16   Receipt of Payments.  Any payment of the Obligations made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence.  Borrower expressly assume all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner.  Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default unless and until waived by Bank in writing, and at any time thereafter (unless such Event of Default has been waived by Bank) and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default.  Borrower waive the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Borrower.  Borrower agree that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Obligations in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records.

2.17   Fees.

(a) Term Loan Fee.  On the Effective Date, Borrower shall pay to Bank a commitment fee of $75,000.00 for the Term Loan.

(b) Preparation Fees.  Upon demand of Bank from time to time, Borrower shall pay to Bank the amount of the reasonable out-of-pocket expenses (including without limit reasonable attorneys’ fees, whether of inside or outside counsel, and disbursements) incurred by Bank from time to time in connection with the preparation of this Agreement and related instruments and/or the making (or preparation for the making) of the Loans or any advances hereunder.

2.18   Basis of Computation.  The amount of all interest and fees hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.

2.19   Termination or Reduction in Commitment.  Borrower, at any time and from time to time (except as may hereinafter be provided), upon at least five (5) Business Days’ prior written notice received by Bank, may permanently terminate Bank’s commitment to make Revolving Loans under this Agreement or permanently reduce the Revolving Commitment Amount by an integral multiple of $100,000.00, provided, however, that Borrower, on the effective date of such termination or reduction, shall pay to Bank, in the case of a termination, the aggregate unpaid principal amount of all Revolving Loans, or, in the case of a reduction, the amount, if any, by which the aggregate unpaid principal amount of all Revolving Loans exceeds the then reduced Revolving Commitment Amount, together in either case with all interest accrued and unpaid on the principal amounts so prepaid, but without other premium.  The notice shall specify the Termination Date or the reduced Revolving Commitment Amount and the effective date of the reduction, as the case may be.  Borrower may not revoke any such notice of termination or reduction without the prior written consent of Bank.

2.20   Invalidated Payments.  Borrower expressly agrees that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Obligations payable upon demand by Bank.

3.   COLLATERAL

3.1   Collateral.  To secure full and timely performance of Borrower’s covenants set out in this Agreement and to secure the payment of the Loans and all other Obligations, Borrower agrees to grant and assign a Lien upon, and security interest in, the Collateral pursuant to the Security Agreement, the Financing Statements and such other agreements as Bank shall from time to time require.  Borrower authorizes Bank to file any initial Financing Statements and all amendments describing any of the Collateral.

4.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BANK

4.1   Conditions to First Disbursement.  The obligations of Bank under this Agreement are subject to the occurrence, prior to or simultaneously with the first Disbursement Date, of each of the following conditions:

(a) Documents Executed and Filed.  Borrower shall have executed (or caused to be executed) and delivered to Bank and, as appropriate, there shall have been filed or recorded with such filing or recording offices as Bank shall deem appropriate, the following:

(i) The Revolving Credit Note;

(ii) The Term Note;

(iii) Any initial Request for Advance;

(iv) The Security Agreement;

(v) The Financing Statements;

(vi) Security Agreement(s) covering the Intellectual Property Collateral in form suitable for registration with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable;

(vii) The Lessor’s Acknowledgements for each of the Borrower Locations which are leased facilities;

(viii) The Ex-Im Facility Documents; and

(ix) The Warrant.

(b) Authority.  Borrower shall have furnished to Bank with respect to each of the following, a certificate of its respective secretary or other authorized person or officer:

(i) resolutions of the board of directors of Borrower evidencing approval of the transactions contemplated by this Agreement, approval of this Agreement and the other Loan Documents and authorizing the execution and delivery thereof and the borrowing of Advances and the Term Loan;

(ii) the incumbency and specimen signature of the representative(s) of Borrower executing any Loan Document;

(iii) a certificate of good standing or continued existence (or the equivalent thereof) from the state of Delaware, and from every state or other jurisdiction in which Borrower is required to qualify to do business; and

(iv) copies of Borrower’s certificate of incorporation, certified by the state of Delaware, and bylaws, as in effect on the Effective Date.

(c) Opinion of Borrower’s Counsel.  Borrower shall have furnished to Bank the favorable written opinion of legal counsel to Borrower, dated as of the first Disbursement Date, in form and content as set forth in Exhibit F or containing such other or additional opinions as may be requested by Bank.

(d) UCC Lien Search.  Bank shall have received UCC record and copy searches, evidencing the appropriate filing and recording of the Financing Statements and disclosing no notice of any liens or encumbrances filed against any of the Collateral other than the Financing Statements or the Permitted Liens.

(e) Casualty and Liability Insurance.  Borrower shall have furnished to Bank, in form, content and amounts and with companies satisfactory to Bank, casualty insurance policies with lender loss payable clauses in favor of Bank, relating to the assets and properties (including, but not limited to, the Collateral) of Borrower and evidence of general liability insurance as required by this Agreement or any Related Document (or evidence of insurance on an ACORD 28 (2003 version) (in the case of property insurance) or ACORD 25 (in the case of liability insurance) form of certificate) each policy to be in effect for a period of not less than one year following the Effective Date.

(f) Payment of Other Debt.  Borrower shall have (i) paid in full all indebtedness of Borrower to Hercules (or shall have directed Bank to apply the proceeds of the first Disbursement of the proceeds of the Loans for that purpose), (ii) terminated all commitments or arrangements for further financing from Hercules, and (iii) delivered to Bank evidence, in a form satisfactory to Bank, of the termination of all security interests and other liens and encumbrances of Hercules upon the assets of Borrower.

(g) Sources and Uses of Funds.  Borrower shall have delivered to the Bank, in form and substance satisfactory to Bank, a detailed statement of all sources and all uses of funds (including without limitation the proceeds of the first disbursements of the proceeds of the Loans) to be received and remitted upon closing the Loans hereunder.

(h) Due Diligence.  Bank shall have received, in each case in form and substance satisfactory to Bank, and such other reports or due diligence materials as Bank may reasonably request.

(i) Initial Borrowing Base Report.  Borrower shall have delivered to the Bank, in form and substance satisfactory to Bank, a Borrowing Base Report for Borrower setting forth its information as of May 31, 2010.

(j) Governmental and Other Approvals.  Bank shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by Borrower in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date.

(k) Rate Management Agreement.  No later than seven Business Days after the Effective Date, Borrower shall have executed and delivered a Rate Management Agreement with respect to the Term Loan, based on a notional amount equal to the Term Loan amount, with a duration comparable to the term of the Term Loan.

(l) Establish Bank Accounts.  Borrower shall have established its general operating and disbursement accounts (excluding Payroll Accounts) with Bank.

(m) Establish the Lockbox and the Cash Collateral Account.  Borrower shall have opened the Lockbox and the Cash Collateral Account and provided Bank all necessary access thereto.

(n) Approval of Bank Counsel.  All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by legal counsel for Bank, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

(o) Fees and Expenses.  Borrower shall have paid (or reimbursed) all fees and expenses then due Bank under this Agreement.

4.2   Conditions to All Disbursements.  The obligations of Bank to make any Revolving Loan on any Disbursement Date, including, but not limited to, the first Disbursement Date, are subject to the occurrence, prior to or on the Disbursement Date related to such Revolving Loan, of each of the following conditions:

(a) Bank Satisfaction.  Bank shall not know or have any reason to believe that, and upon Bank’s request shall have received a confirming certificate, executed by the chief executive or chief financial officer of Borrower, as of such Disbursement Date:

(i) Any Default or Event of Default has occurred and is continuing:

(ii) Any warranty or representation set forth in Section 5, other than any representation and warranty stated to be made only as of the first Disbursement Date, shall not be true and correct in any material respect and any warranty or representation set forth in Section 5 stated to be made only as of the first Disbursement Date shall not have been true and correct in any material respect as of the first Disbursement Date; or

(iii) Any provision of law, any order of any court or other agency of government or any regulation, rule or interpretation thereof shall have had any material adverse effect on the validity or enforceability of this Agreement or any Related Document.

(b) Approval of Bank Counsel.  All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by legal counsel for Bank, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

5.   WARRANTIES AND REPRESENTATIONS

On a continuing basis from the Effective Date until Payment-in-Full, Borrower represents and warrants to Bank that:

5.1   Corporate Existence and Power.  (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) Borrower has the power and authority to own its properties and assets and to carry out its business as now being conducted and is qualified to do business and in good standing in every jurisdiction wherein such qualification is necessary except where the failure to qualify would not reasonably be expected to have a Material Adverse Effect, and (c) Borrower has the power and authority to execute, deliver and perform this Agreement, to borrow money in accordance with its terms, to execute, deliver and perform the Notes and the Loan Documents to which Borrower is a party and any other documents made by Borrower as contemplated hereby, to grant to Bank liens and security interests in the Collateral as hereby contemplated and to do any and all other things required of it hereunder.  The federal employer identification numbers for Borrower and each Subsidiary as of the first Disbursement Date are listed on Schedule 5.1.  Schedule 5.1 sets forth as of the first Disbursement Date each prior legal name adopted by Borrower and each Subsidiary and each name used by Borrower and each Subsidiary as of the first Disbursement Date or at any time prior to the first Disbursement Date in the conduct of its business or otherwise.

5.2   Authorization and Approvals.  The execution, delivery and performance of this Agreement, the borrowings hereunder and the execution, delivery and performance of the Notes, the Loan Documents to which Borrower is a party and any other documents made by Borrower as contemplated hereby (a) have been duly authorized by all requisite corporate action of Borrower, (b) except for UCC filings and filings with the United States Patent and Trademark Office and the recording of any mortgages, do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to Bank, (c) will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of Borrower, any provision of any indenture, note, agreement or other instrument to which Borrower is a party, or by which it or any of its properties or assets are bound, (d) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any such indenture, note, agreement or other instrument, and (e) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower other than in favor of Bank and Ex-Im and as contemplated hereby and the Ex-Im Facility Documents.

5.3   Valid and Binding Agreement.  This Agreement is, and the Notes, the Loan Documents to which Borrower is a party and any other documents made by Borrower as contemplated hereby will be, when delivered, valid and binding obligations of Borrower.

5.4   Shares and Shareholders.  As of the first Disbursement Date, (i) Borrower’s entire issued and outstanding capital stock consists of the shares owned both beneficially and of record by the Persons and in the amounts set forth in Schedule 5.4, and (ii) except as set forth on Schedule 5.4, there are no outstanding options, warrants or rights to purchase, nor any agreement for the subscription, purchase or acquisition of, any shares of the capital stock of Borrower or of any of the Subsidiaries.

5.5   Subsidiaries.  As of the first Disbursement Date, all of Borrower’s Subsidiaries are identified on Schedule 5.5, and all are wholly-owned by Borrower except as set forth on Schedule 5.5.

5.6   Actions, Suits or Proceedings.  There are no actions, suits or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau, or other administrative agency, pending, or, to the best knowledge of Borrower, threatened against or affecting Borrower, any of its Subsidiaries, if any, or any properties or rights of Borrower, any of its Subsidiaries, if any, which, if adversely determined, could reasonably be expected to materially impair the right of Borrower, any of its Subsidiaries, if any, to carry on business substantially as now conducted or to have a Material Adverse Effect upon Borrower, any of its Subsidiaries, if any.

5.7   No Liens, Pledges, Mortgages or Security Interests.   As of the first Disbursement Date, except for Permitted Liens, none of Borrower’s or its Subsidiaries’ assets and properties, including without limit the Collateral, are subject to any Lien of any kind or character.

5.8   Accounting Principles.  All consolidated and consolidating balance sheets, earnings statements and other financial statements (excluding for these purposes projections, forecasts, and budgets) furnished to Bank by Borrower for the purposes of, or in connection with, this Agreement and the transactions contemplated by this Agreement, have been prepared in accordance with GAAP, and do or will fairly present the financial condition of Borrower and its Subsidiaries, if any, as of the dates, and the results of their operations for the periods, for which the same are furnished to Bank, except, in the case of unaudited statements, for the absence of footnotes and subject to year-end and audit adjustments.  Without limiting the generality of the foregoing, the Financial Statements have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the financial condition of Borrower and its Subsidiaries, if any, as of the dates, and the results of its operations for the fiscal periods, for which the same are furnished to Bank, except, in the case of unaudited statements, for the absence of footnotes and subject to year-end and audit adjustments.  Borrower has no material contingent obligations, liabilities for taxes, long-term leases or unusual forward or long-term commitments required by GAAP to be disclosed on audited financial statements not disclosed by, or reserved against in, the most recent audited Financial Statements.

5.9     Financial Condition.  Borrower is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and has assets the fair market value of which exceeds its liabilities, and Borrower will not be rendered insolvent, undercapitalized or unable to pay maturing debts by the execution or performance of this Agreement or the Loan Documents.  There has been no material adverse change in the business, properties or condition (financial or otherwise) of Borrower or any of its Subsidiaries since the date of the latest of the Financial Statements.

5.10   Assets; Borrower Locations; Insurance; etc.  Borrower owns or has the right to use all assets and properties, real and personal, tangible and intangible, including without limitation all trademarks, service marks, trade names, copyrights, patents, franchises and licenses that are necessary or material to the conduct of its business as now operated, and no such ownership or right conflicts with the interest of any other Person.  As of the first Disbursement Date, all of Borrower’s assets and property are located at the Borrower Locations identified on Schedule 5.10, and at no other place.  Borrower is in compliance with all leases of the Borrower’s locations and all leases of equipment used in Borrower’s business, except for such departures from compliance that do not permit the applicable lessor to terminate the lease or exercise rights thereunder that could reasonably be expected to have a Material Adverse Effect.  Except for risks insured by adequate self-insurance, Borrower and its Subsidiaries, if any, are insured by financially sound and reputable insurance companies.  As of the first Disbursement Date, neither the respective businesses nor the properties of Borrower is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (not covered by insurance).

5.11   Intellectual Property Collateral.  Borrower is the sole owner of the Intellectual Property Collateral, except for licenses granted by Borrower to its customers in the ordinary course of business.  To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.  Except as set forth in Schedule 5.11, as of the first Disbursement Date (a) Borrower’s rights as a licensee of intellectual property do not give rise to more than 5% of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service; and (b) Borrower is not a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.12   Taxes.  Borrower has filed by the due date therefor all federal, state and local tax returns and other reports it is required by law to file, has paid or caused to be paid all taxes, assessments and other governmental charges that are shown to be due and payable under such returns, and has made adequate provision for the payment of such taxes, assessments or other governmental charges which have accrued but are not yet payable, all except to the extent contested in accordance with Section 6.6.  Borrower has no knowledge of any deficiency or assessment in connection with any taxes, assessments or other governmental charges not adequately disclosed in the Financial Statements.

5.13   Debt.  Except as disclosed on Schedule 5.13, as of the first Disbursement Date, neither Borrower nor any of its Subsidiaries has any indebtedness for money borrowed or any direct or indirect obligations under any leases (whether or not required to be capitalized under GAAP) or any agreements of guarantee or surety except for the endorsement of negotiable instruments by Borrower, its Subsidiaries in the ordinary course of business for deposit or collection.

5.14   Material Agreements.  Except as disclosed on Schedule 5.14, as of the first Disbursement Date, neither Borrower nor any of its Subsidiaries has any Material Agreements; to the best knowledge of Borrower, all parties to such Material Agreements have complied with the provisions thereof; and to the best knowledge of Borrower, no party to such Material Agreements is in default thereunder, nor has there occurred any event which with notice or the passage of time, or both, would constitute such a default.

5.15   Margin Stock.  Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any loan hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation T, U or X of the said Board of Governors.  Borrower does not own any margin stock.

5.16   Compliance with Laws.  Borrower has complied with all applicable laws, to the extent that failure to comply would materially interfere with the conduct of the business of Borrower or any of its Subsidiaries or is reasonably likely to result in any penalty for non-compliance that would have a Material Adverse Effect.

5.17   Pension Funding.  Neither Borrower nor any of its Subsidiaries has incurred any accumulated funding deficiency within the meaning of ERISA or incurred any liability to the PBGC in connection with any employee benefit plan established or maintained by Borrower or any of its Subsidiaries and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

5.18   Misrepresentation.  No warranty or representation by Borrower contained herein or in any certificate or other document furnished by Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made.  There is no fact which Borrower has not disclosed to Bank in writing which materially and adversely affects nor, so far as Borrower can now foresee, is likely to prove to affect materially and adversely the business, operations, properties, profits or condition (financial or otherwise) of Borrower, any of its Subsidiaries or ability of Borrower to perform this Agreement.

5.19   No Conflicting Agreements.  Neither Borrower nor any of its Subsidiaries is in default under any shareholder agreement, preferred stock agreement or any other agreement to which it is a party or by which it or any of its property is bound, the effect of which could reasonably be expected to have a Material Adverse Effect with respect to Borrower or any of its Subsidiaries.  No provision of the Charter Documents of Borrower, and no provision of any existing mortgage, indenture, note, contract, agreement, statute (including, without limitation, any applicable usury or similar law), rule, regulation, judgment, decree or order binding on Borrower or affecting the property of Borrower conflicts with, or requires any consent under, or would in any way prevent the execution, delivery or carrying out of the terms of, this Agreement and the documents contemplated hereby, and the taking of any such action will not constitute a default under, or result in the creation or imposition of, or obligation to create any lien upon the property of Borrower pursuant to the terms of any such mortgage, indenture, note, contract or agreement.

5.20   Hazardous Materials; Environmental Complaints.  Borrower has not used Hazardous Materials on any of the Borrower Locations in any manner which violates any Environmental Laws, and that, to the best of Borrower’s knowledge, no prior owner of any of the Borrower Locations or any current or prior occupant has used Hazardous Materials on or affecting that property in any manner which violates Environmental Laws.  Borrower has never received any Environmental Complaint, and to the best of Borrower’s knowledge, there have been no actions commenced or threatened by any party for noncompliance with any Environmental Laws in connection with or affecting any of the Borrower’s locations.

5.21   Survival of Representations and Warranties.  All the representations and warranties contained in Sections 5.1 through 5.20, inclusive, shall survive the execution and delivery of this Agreement and shall continue in full force and effect until Payment-in-Full.

6.   AFFIRMATIVE COVENANTS

On a continuing basis from the Effective Date until Payment-in-Full, Borrower covenants and agrees that it will, and that it will cause each of its Subsidiaries to:

6.1   Financial and Other Information.

(a) Annual Financial Reports.  Furnish to Bank, in form and reporting basis satisfactory to Bank, not later than one hundred twenty (120) days after the close of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2010, audited financial statements of Borrower on a consolidated and consolidating basis containing the balance sheet of Borrower as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports.  Such reports shall be prepared in accordance with GAAP and shall be accompanied by unqualified opinions as to the fairness of the statements therein contained from independent certified public accountants of recognized standing selected by Borrower and acceptable to Bank.

(b) Monthly Financial Statements.  Furnish to Bank not later than thirty (30) days after the close of each month of each fiscal year of Borrower, beginning with the calendar month ending May 31, 2010, financial statements on a consolidated and consolidating basis containing the balance sheet of Borrower as of the end of each such period, statements of income and retained earnings of Borrower and a statement of cash flows of Borrower for the portion of the fiscal year up to the end of such period, and such other comments and financial details as are usually included in similar reports.  These statements shall be prepared on the same accounting basis as the statements required in Section 6.1(a), except for the absence of footnotes and subject to year-end and audit adjustments, and shall be in such detail as Bank may reasonably require, and the accuracy of the statements shall be certified by the chief executive or financial officer of Borrower.

(c) Covenant Compliance Certificate.  Together with each delivery of the financial statements required by Sections 6.1(a) and (b), furnish to Bank a certificate of its chief executive officer or financial officer setting forth Borrower’s compliance with the financial covenants set forth in Section 6.2 as of the date of those statements and stating that there is no Continuing Event of Default, or if there is any Continuing Event of Default, stating its nature, the period of its existence, and what action Borrower proposes to take to correct or remedy it.

(d) Annual Forecast.  Furnish to Bank, in form and detail reasonably satisfactory to Bank, not later than 30 days after the close of each fiscal year of Borrower, a forecast of the income and expense and balance sheet changes of Borrower for the succeeding fiscal year presented on a month-by-month and year-to-date basis and accompanied by a narrative summary of material assumptions.

(e) Aging Certificate.  Furnish to Bank not later than thirty (30) days after the end of each month, agings as of the end of the preceding month of Borrower’s Accounts Receivables and accounts payable in a form reasonably satisfactory to Bank.

(f) Inventory Report.  Furnish to Bank not later than thirty (30) days after the end of each month, a report identifying the Eligible Inventory, the cost and location thereof as of the end of the preceding month in a form reasonably satisfactory to Bank.

(g) Borrowing Base Certificate; Backlog Report.  Furnish to Bank by the second Business Day of each week a Borrowing Base Certificate (including the breakdown of Work in Process Inventory backed by purchase orders and Eligible Accounts distinguished from Accounts supporting the Ex-Im Loan Facility) and a backlog report as of the end of the preceding week, executed by the chief executive or chief financial officer of Borrower, confirming that the aggregate unpaid principal amount of all Revolving Loans does not exceed the lesser of the Revolving Commitment Amount or the Borrowing Base as then in effect (or, if that is not the case, accompanied by a prepayment of the Revolving Loans in accordance with Section 2.3).

(h) Adverse Events.  Promptly inform Bank of the occurrence of (i) any Default or Event of Default, (ii) any other occurrence or condition which has or could reasonably be expected to have a Material Adverse Effect, (iii) any change for any reason in Borrower’s executive management or senior officers, or (iv) the divestiture by Enterprise Partners V, LP, Enterprise Partner VI, LP, or Sigma Partners 6 LP of a material portion of its respective Equity Interest in Borrower.

(i) Updates to Schedules.  Should any of the information or disclosures provided on any Schedule become outdated or incorrect in any material respect, Borrower shall promptly provide Bank in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until Bank, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

(j) Shareholder Reports.  Promptly furnish to Bank upon becoming available a copy of all financial statements, reports, notices, proxy statements and other communications sent by Borrower or any of its Subsidiaries to their stockholders, and all regular and periodic reports filed by Borrower or any of its Subsidiaries with any securities exchange, the Securities and Exchange Commission, the Delaware Department of Justice (Division of Securities) or any Governmental Authorities succeeding to any or all of the functions of said Commission or Department.

(k) Management Letters.  Furnish to Bank, promptly upon receipt thereof, copies of all management letters and other reports of substance submitted to Borrower or any of its Subsidiaries by independent certified public accountants in connection with any annual or interim audit of the books of Borrower or any of its Subsidiaries.

(l) Other Information As Requested.  Promptly furnish to Bank such other information regarding the operations, business affairs and financial condition of Borrower and its Subsidiaries as Bank may reasonably request from time to time and permit Bank, its employees, attorneys and agents, to inspect all of the books, records and properties of Borrower and its Subsidiaries at any reasonable time.

6.2   Financial Covenants.  Maintain or achieve each of the following at each indicated time or for each applicable period with all measurements to be computed in accordance with GAAP on a consolidated and nonconsolidated basis or as otherwise indicated below:

(a) Leverage Ratio.  The ratio of its Debt to Tangible Net Worth at not more than 2.75 to 1.00, measured as of the end of each fiscal quarter, commencing with September 30, 2010.

(b) Cash Flow Leverage Ratio.  The ratio of its Senior Debt to its EBITDA at not more than 2.50 to 1.00, measured as of the end of each month and for the 12 months then-ending, commencing with June 30, 2010.

(c) Trailing Twelve Month EBITDA.  EBITDA at not less than the amounts set forth below at the indicated dates, measured as of the end of each fiscal quarter for the 12 months then-ending, as follows:

Fiscal Quarter Date	Minimum EBITDA Amount
June 30, 2010	$3,500,000.00
September 30, 2010 and thereafter	$4,000,000.00

6.3   Use of Loan Proceeds.  Use the proceeds of the Loans only for the purposes set forth in this Agreement.

6.4   Insurance.  Keep its insurable properties and the insurable properties of its Subsidiaries adequately insured and maintain (a) insurance against fire and other risks customarily insured against under an “all-risk” policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of Borrower or its Subsidiaries, as the case may be, (b) necessary worker’s compensation insurance, (c) public liability and product liability insurance, and (d) such other insurance as may be required by law; and promptly deliver to Bank, at Bank’s request, evidence satisfactory to Bank that such insurance has been so procured.

6.5   Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower.

6.6   Taxes.  Pay promptly and within the time that they can be paid without late charge, penalty or interest all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon Borrower or its Subsidiaries, and their property, except to the extent being contested in good faith and, if requested by Bank, bonded in an amount and manner satisfactory to Bank.  If Borrower shall fail to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest, unless contested as permitted above, Bank shall have the option to do so, and Borrower agrees to repay Bank upon demand, with interest at the Default Rate, all amounts so expended by Bank.

6.7   Books, Records, Inspections, Audits, etc.  (a) Keep true books of records and accounts of all its business transactions in accordance with GAAP; (b) maintain all of its records concerning its business operations and accounting at its principal place of business; (c) give Bank prompt written notice of any change in its principal place of business, or in the location of its records; and (d) permit, upon reasonable prior notice by Bank to any authorized officer of Borrower, officers and designated representatives of Bank to visit and inspect properties or assets of Borrower, examine the books of account of Borrower, and discuss the affairs, finances and accounts of Borrower with its officers and independent accountants, all at such times and intervals as the Bank may reasonably request, including, without limitation such audits of Inventory and/or Accounts, in scope and detail satisfactory to Bank in its sole discretion, as Bank may require from time to time, which audits shall be at Borrower’s expense, provided that, except during a Continuing Event of Default, Borrower shall not be obligated to pay the expense of more than two audits per year.

6.8   Legal Existence and Business.  Do or cause to be done all things necessary to preserve and keep in full force and effect Borrower’s and each of its Subsidiaries’ corporate rights and franchises and comply with all applicable laws; and continue to conduct and operate its and each of its Subsidiaries’ business substantially as conducted and operated during the present and preceding calendar year.

6.9   Assets; Borrower Locations.  At all times maintain, preserve and protect all franchises and trade names and all rights under all Material Agreements (subject to amendments and terminations effected in Borrower’s exercise of its reasonable business judgment) and preserve all the remainder of its and its Subsidiaries’ property and keep the same in good repair, working order and condition; from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements to its and its Subsidiaries’ property so that business carried on in connection therewith may be properly and advantageously conducted at all times; give Bank 30 days prior written notice before locating any assets or property or conducting any business at any place other than the Borrower Locations identified in Schedule 5.10.

6.10   Inventory; Returns.  Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date.  Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $100,000.

6.11   Subsidiaries.

(a) Grant Bank a security interest in sixty-six percent (66.0%) of the Equity Interest in each Material Foreign Subsidiary.

(b) Within 30 days after the date any Person becomes a Subsidiary (other than a Foreign Subsidiary), cause such Subsidiary to execute and deliver to the Bank a guaranty of the Obligations.

(c) Within 30 days after the date any Person becomes a Subsidiary, cause such Subsidiary to execute and deliver to the Bank a security agreement encumbering all of the tangible and intangible personal property of such Subsidiary to secure the Obligations.

(d) In each case, (i) such document of guaranty or security shall be in form reasonably satisfactory to the Bank, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Bank, and (ii) Borrower shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the Liens granted pursuant to this Section.

6.12   ERISA.  (a) At all times meet and cause each of the Subsidiaries to meet the minimum funding requirements of ERISA with respect to Borrower’s and Subsidiaries’ employee benefit plans subject to ERISA; (b) promptly after Borrower knows or has reason to know (i) of the occurrence of any event which would constitute a reportable event or prohibited transaction under ERISA, or (ii) that the PBGC or Borrower has instituted or will institute proceedings to terminate an employee pension plan, deliver to Bank a certificate of the chief financial officer of Borrower setting forth details as to such event or proceedings and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and (c) furnish to Bank (or cause the plan administrator to furnish to Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by Borrower not later than ten (10) days after such report has been so filed.

6.13   Environmental Compliance.  (a) Within five days of receipt of any Environmental Complaint give Bank a copy thereof; (b) not use, introduce or maintain or suffer or permit to be used, introduced or maintained Hazardous Materials on the Borrower Locations in any manner unless done in strict compliance with all Environmental Laws; and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials on or affecting the Borrower Locations, whether caused by Borrower or a third party, in accordance with all Environmental Laws to the reasonable satisfaction of Bank, and in accordance with the orders and directives of all federal, state, and local governmental authorities.

6.14   Registration of Intellectual Property Rights.

(a) Register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c) (i) Give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; and (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d) Execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank's security interest in the Intellectual Property Collateral.

(e) (i) Protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(f) Permit Bank to audit Borrower's Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing.  Bank shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days' notice to Borrower.  Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.15   Depository Accounts.  Maintain all of its depository and operating accounts (other than Payroll Accounts) with Bank and its primary investment accounts with Bank.

6.16   Material Agreements; Consent of Third Parties.  Prior to entering into or becoming bound by any Material Agreement, (i) provide written notice to Bank of the material terms of such Material Agreement with a description of its reasonably anticipated impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such Material Agreement to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable Material Agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a Default or an Event of Default.

7.   NEGATIVE COVENANTS

On a continuing basis from the Effective Date until Payment-in-Full, Borrower covenants and agrees that it will not, and will not permit any Subsidiary to:

7.1   Dividends.  Without the prior written consent of Bank, which consent is not to be unreasonably withheld, declare or pay or make any dividend or distribution payable in cash (whether by redemption, retirement, reduction of capital or otherwise) with respect to any of its owner’s, shareholder’s or members’ interests, except for dividends paid by any Subsidiary to Borrower and except for redemptions permitted under Section 7.3.

7.2   [Reserved]

7.3   Stock Redemption.  Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so, except for repurchases of capital stock, not to exceed $250,000.00 in any calendar year, from directors, officers, employees or consultants in accordance with the agreements or documents pursuant to which such stock (or options therefore) was granted or issued to such persons..

7.4   Liens and Encumbrances.  Create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets (including without limit any Lien upon property purchased or acquired under a conditional sales or other title retaining agreement or Capitalized Lease) whether now owned or hereafter acquired other than Permitted Liens.

7.5   Debt.  Incur, create, assume or permit to exist any Debt, whether on account of deposits or advances, for borrowed money, evidenced by notes, bonds, debentures or similar obligations, or of any other nature whatsoever, except for Permitted Debt.

7.6   Prepayment of Debts.  Prepay, purchase, redeem or defease any Funded Debt for money borrowed (including without limitation any Subordinated Debt) or any Capitalized Leases.

7.7   Subordinated Debt.  Make any direct or indirect payment of all or any part of any Subordinated Debt (except to the extent permitted in accordance with a subordination agreement approved by Bank) to amend, modify, alter or terminate any one or more instruments or agreements evidencing, governing, guaranteeing or otherwise relating to Subordinated Debt, or take any other action or omit to take any other action in respect of any Subordinated Debt except in accordance with a subordination agreement approved by Bank.

7.8   Extension of Credit.  Make loans, advances or extensions of credit to any Person, except for (a) sales on open account and otherwise in the ordinary course of business, and (b) loans or advances to directors, officers, employees, and consultants that do not exceed $250,000.00 in aggregate at any one time.

7.9   Guarantee Obligations.  Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the Debt of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by Borrower in the ordinary course of business for deposit or collection.

7.10   Subordinate Obligations.  Subordinate any Debt due to it from a Person to Debt of other creditors of such Person.

7.11   Property Transfers.  (a) Sell, lease, transfer or otherwise dispose of properties and assets, except for sales of inventory in the ordinary course of business, the disposition of obsolete or worn-out property in the ordinary course of business, or other dispositions of property or assets in the ordinary course of business which will not, individually or in the aggregate, have a Material Adverse Effect or (b) enter into any sale-leaseback transaction.

7.12   Combinations; Reorganizations.  Change its name or permit the dissolution or liquidation of any Subsidiary, consolidate with or merge into any other entity or corporation or permit any other entity or corporation to merge into it.

7.13   Change in Business.  Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the Effective Date or any business substantially related or incidental thereto.

7.14   Acquisitions.  Purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, except for Permitted Acquisitions.

7.15   Acquire Securities.  Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for Permitted Investments and Permitted Acquisitions.

7.16   Off-Site Inventory and Equipment.  Store Inventory or Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment.  Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the Borrower Locations identified in Schedule 5.10 and such other locations of which Borrower gives Bank 30 days prior written notice.

7.17   Pension Plan.  (a) Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plans established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan, or (b) permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result a liability of Borrower or any of its Subsidiaries to the PBGC which, in the opinion of Bank, will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of Borrower or any of its Subsidiaries.

7.18   Government Regulation.  (a) Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

7.19   Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.20   No Conflicting Commitment or Agreement.  Enter into, or commit to enter into any arrangement, agreement or understanding that when performed would result in a breach or violation of any of the covenants set forth in Articles 6 or 7.

7.21   Misrepresentation.  Furnish Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

7.22   No Investment Company; Margin Stock.  Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940; become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock; or apply any of the proceeds of any of the Loans to the purchase or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder..

8.   EVENTS OF DEFAULT - ENFORCEMENT - APPLICATION OF PROCEEDS.

8.1   Events of Default.  The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) Failure to Pay.  If Borrower shall fail to pay (i) when due, any principal under the Notes, or (ii) within five days of when due, any interest under Notes or any taxes, insurance or other amount payable by Borrower under this Agreement; or if Borrower or any of its Subsidiaries shall fail to pay, within five days of when due, any other indebtedness, obligation or liability whatsoever of Borrower or any of its Subsidiaries to Bank.

(b) Misrepresentation.  If any warranty or representation of Borrower in connection with or contained in this Agreement shall prove to be false or misleading in any material respect when made.

(c) Breach of Covenant.  If Borrower shall fail to comply with the provisions of Sections  6.1, 6.2, 6.3, 6.8, 6.12, 6.15, or Article 7.

(d) Noncompliance with Agreement.  If Borrower or any of its Subsidiaries shall fail to perform in the time and manner required any of its obligations or covenants under, or shall fail to comply with any of the provisions of, this Agreement (other than as set forth in Section 9.1(c)), any Loan Document, or any other agreement with Bank to which it may be a party, which does not involve the failure to make a payment when due (be it principal, interest, taxes, insurance or otherwise) and which is not cured by Borrower within 30 days after the earlier of the date of notice to Borrower by Bank of such Default or the date Bank is notified, or should have been notified, pursuant to Borrower’s obligation under Section 6.1(i), of such Default.

(e) Defaults in Other Obligations.  If Borrower, any of its Subsidiaries shall default in the payment when due of any of its indebtedness with an outstanding principal amount of at least $100,000.00 (other than to Bank) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness, and such default be continued for a period sufficient to permit acceleration of the indebtedness, unless any such default shall be forgiven or waived, or there has been acceleration by the holder thereof.

(f) Judgments.  If there shall be rendered against Borrower or any of its Subsidiaries one or more judgments or decrees involving an aggregate liability of $100,000 or more, which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than 30 days, whether or not consecutive; or if a writ of attachment or garnishment against the property of Borrower or any of its Subsidiaries shall be issued and levied in an action claiming $100,000 or more and not released or appealed and bonded in an amount and manner satisfactory to Bank within 30 days after such issuance and levy.

(g) Business Suspension, Bankruptcy, Etc.  If (i) Borrower or any of its Subsidiaries shall voluntarily suspend transaction of its business; (ii) Borrower or any of its Subsidiaries shall not pay its debts as they mature or admit in writing its inability generally to do so or shall make a general assignment for the benefit of creditors; (iii) proceedings in bankruptcy, or for reorganization or liquidation of Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other state or federal law for the relief or debtors shall be commenced by Borrower; (iv) such proceedings shall be commenced against Borrower or any of its Subsidiaries and shall not be discharged within 60 days of commencement; or (v) a receiver, trustee or custodian shall be appointed for Borrower or any of its Subsidiaries or for any substantial portion of their respective properties or assets.

(h) Inadequate Funding or Termination of Employee Benefit Plan(s).  If Borrower or any of its Subsidiaries shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan established or maintained by it, or if any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of Borrower or any of its Subsidiaries to the PBGC which in the opinion of Bank will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of Borrower or any of its Subsidiaries, as the case may be.

(i) Occurrence of Certain Reportable Events.  If there shall occur, with respect to any pension plan maintained by Borrower or any of its Subsidiaries any reportable event (within the meaning of Section 4043(b) of ERISA) which Bank shall determine constitutes a ground for the termination of any such plan, and if such event continues for 30 days after Bank gives written notice to Borrower, provided that termination of such plan or appointment of such trustee would, in the opinion of Bank, have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of Borrower or any of its Subsidiaries, as the case may be.

(j) Material Adverse Change.  If any event occurs or any condition exists that can reasonably be expected to have a Material Adverse Effect with respect to Borrower.

8.2   Acceleration of Obligations; Remedies.  Upon the occurrence of an Event of Default under Section 8.1(g), all Obligations shall be due and payable in full immediately without presentation, demand, protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived and the  Commitments shall be automatically and immediately terminated.  During a Continuing Event of Default under any other clause of Section 8.1, at the option of Bank upon notice to Borrower, (i) all Obligations shall be due and payable in full immediately and the Commitments shall be automatically and immediately terminated without presentation, demand, protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived.  Unless all of the Obligations is then immediately fully paid, Bank shall have and may exercise any of the following remedies:

(a) Exercise the rights of setoff provided under Section 8.8.

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank; and

(c) Exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC or a mortgagee, under the Loan Documents or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the Collateral.  Borrower agrees, upon request of Bank, to assemble the Collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Borrower and to deliver to Bank the proceeds received by Borrower on the collection, sale, exchange, transfer or other disposition of the Collateral.

8.3   Application of Proceeds.  All of the Obligations shall constitute one loan secured by Bank’s security interest in the Collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from Borrower to Bank.  During a Continuing Event of Default, Bank may in its sole discretion apply any cash Collateral or the proceeds of any other Collateral to any portion of the Obligations.  The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the UCC or otherwise in connection with the sale and all reasonable attorneys’ fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Obligations, first to interest, then to principal, then to other Obligations and the surplus, if any, shall be paid over to Borrower or to such other Person or Persons as may be entitled thereto under applicable law.  Borrower shall remain liable for any deficiency, which Borrower shall pay to Bank immediately upon demand.

8.4   Cumulative Remedies.  The remedies provided for herein are cumulative to the remedies for collection of the Obligations as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby.  Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Borrower.

8.5   Payable Upon Demand.  To the extent that any of the Obligations is payable upon demand, nothing contained in this Agreement or any document contemplated hereby shall be construed to prevent Bank from making demand, without notice and with or without reason, for immediate payment of all or any part of such Obligations at any time or times, whether or not a Default or an Event of Default has occurred.

8.6   No Obligation to Pursue Others.  Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower.  Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

8.7   Demand; Protest.  Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

8.8   Set Off.  Upon the occurrence and during the continuance of any Event of Default, Bank may at any time and from time to time, without notice to Borrower or its Subsidiaries (any requirement for such notice being expressly waived by Borrower and its Subsidiaries), setoff and apply against any and all of the obligations of Borrower and its Subsidiaries now or hereafter existing under this Agreement, whether owing to Bank, any Affiliate of Bank, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower or its Subsidiaries and any property of Borrower or its Subsidiaries from time to time in possession of Bank, irrespective of whether or not such deposits held or indebtedness owing by Bank may be contingent and unmatured and regardless of whether any Collateral then held by Bank is adequate to cover the Obligations.  Borrower hereby grants to Bank a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of Borrower under this Agreement.  The rights of Bank under this Section are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

8.9   Environmental Compliance.  Upon 10 days notice to Borrower (except in an emergency), without limiting Bank’s other rights under this Agreement or elsewhere, Bank shall have the right, but not the obligation, to enter on any of the Borrower’s locations or to take such other actions as it deems appropriate to clean up, remove, resolve or minimize the impact of any Hazardous Material or Environmental Complaint upon Bank’s receipt of any notice from any source asserting the existence of any Hazardous Material or an Environmental Complaint pertaining to that Borrower location(s) which, if true, could result in an order, suit or other action against Borrower and/or any of the Borrower’s location(s) which, in the sole opinion of Bank, could jeopardize its security under this Agreement or any related document.  All reasonable costs and expenses incurred by Bank in the exercise of any such rights shall be secured by the collateral contemplated hereunder and shall be payable by Borrower upon demand.

9.   CHANGE OF LAW.

9.1   Illegality or Impossibility.  If, after the Effective Date, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for Bank (or its LIBOR Lending Office) to honor its obligations hereunder to make or maintain any Loan with interest based on a LIBOR-indexed Rate, Bank shall forthwith give notice thereof to Borrower.  Thereafter, (a) the obligation of Bank to make or maintain any of the Loans with interest based on a LIBOR-indexed Rate, and any right of Borrower to elect an interest rate based on a LIBOR-indexed Rate as the Applicable Interest Rate for any of the Loans, shall be suspended, and thereafter, until Bank gives notice to Borrower that the conditions or circumstances causing or giving rise to such suspension no longer exist, the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for the Obligations outstanding under the Loan; and (b) if Bank may not lawfully continue to maintain any of the Obligations outstanding under a Note with interest based on a LIBOR-indexed Rate to the end of a then current Interest Period applicable thereto, the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for the remainder of such Interest Period.

9.2   Tax or Reserve Requirement.  If the adoption after the Effective Date, or any change after the Effective Date in, any applicable law, treaty, rule, or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the Effective Date, including, without limitation, any risk based capital guidelines:

(a) shall subject Bank (or its LIBOR Lending Office) to any tax, duty or other charge with respect to any of the Obligations or shall change the basis of taxation of payments to Bank (or its LIBOR Lending Office) of the principal of or interest on any of the Obligations or any other amounts due under any Loan in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its LIBOR Lending Office) or shall impose on Bank (or its LIBOR Lending Office) or the foreign exchange and interbank markets of any other condition affecting any of or the Obligations;

and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under any Loan by an amount deemed by Bank to be material, then Bank shall promptly notify Borrower of such fact and demand compensation therefor from Borrower, and, within fifteen (15) days after such demand by Bank, Borrower agrees to pay to Bank such additional amounts as are sufficient to compensate Bank for such increased cost or reduction.  A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

9.3   Capital Maintenance.  In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the making of any of the Loans or maintaining the Obligations and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the making of such Loan or maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to the making of such loan or maintaining the indebtedness hereunder.  A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes, absent manifest error.

10.   MISCELLANEOUS.

10.1   Independent Rights.  No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of the rights of the parties to this Agreement.

10.2   Covenant Independence.  Each covenant in this Agreement shall be deemed to be independent of any other covenant, and an exception or illegality in one covenant shall not create an exception or illegality in another covenant.

10.3   Waivers and Amendments.  No forbearance on the part of Bank in enforcing any of the its rights under this Agreement, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower hereunder, shall constitute a waiver of any of the terms of this Agreement or of any such right.  No Default or Event of Default shall be waived by Bank except in a writing signed and delivered by an officer of Bank, and no waiver of any other Default or Event of Default shall operate as a waiver of any Default or Event of Default or of the same Default or Event of Default on a future occasion.  No other amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note or other documents contemplated hereby shall be effective unless the same shall be in writing and signed and delivered by an officer of Bank.

10.4   Governing Law.  This Agreement, and each and every term and provision hereof, shall be governed by and construed in accordance with the internal law of the State of California.  If any provisions of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provisions had never been contained herein.

10.5   Consent to Jurisdiction.  Borrower irrevocably submits to the non-exclusive jurisdiction of any United States federal or California state court sitting in California in any action or proceeding arising out of or relating to any Loan, this Agreement or any Loan Document, and Borrower irrevocably agrees that all such claims may be heard and determined in any such court and irrevocably waives any present and future objection it may have as to the venue of any action or proceeding brought in that court, or that that court is an inconvenient forum.  Nothing in this Section limits the right of Bank to bring any action or proceeding against Borrower in the courts of any other jurisdiction, including but not limited to actions to realize upon or otherwise in respect of any of the Collateral or to enforce a judgment or other court order.  Any judicial proceeding by Borrower against Bank or any affiliate of Bank involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan must be brought only in a court in California.  Borrower waives personal service of any legal process and consents to service of process in any action or proceeding arising out of or relating to any Loan, this Agreement or any Loan Document by any means permitted by applicable law.

10.6   Survival of Warranties, Etc.  All of Borrower’s covenants, agreements, representations and warranties made in connection with this Agreement and certificate, report, financial statement or other document furnished by or on behalf of Borrower in connection with this Agreement shall survive the borrowing and the delivery of the Notes hereunder and shall be deemed to have been relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank.  All statements contained in any certificate or other document delivered to Bank at any time by or on behalf of Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by Borrower in connection with this Agreement.

10.7   Costs and Expenses.  Borrower agrees that it will reimburse Bank, upon demand, for all reasonable out-of-pocket costs and expenses incurred by Bank in connection with (i) collecting or attempting to collect the Obligations or any part thereof, (ii) maintaining or defending Bank’s security interests or liens (or the priority thereof), (iii) the enforcement of Bank’s rights or remedies under this Agreement or the Loan Documents, (iv) the preparation or making of any amendments, modifications, waivers or consents with respect to this Agreement or the Loan Documents, and/or (v) any other matters or proceedings arising out of or in connection with any lending arrangement between Bank and Borrower, which costs and expenses include without limit payments made by Bank for taxes, insurance, assessments, or other costs or expenses which Borrower is required to pay under this Agreement or the Loan Documents; expenses related to the examination of the Collateral; audit expenses; court costs and reasonable attorneys’ fees (whether in-house or outside counsel is used, whether legal assistants are used, and whether such costs are incurred in formal or informal collection actions, federal bankruptcy proceedings, probate proceedings, on appeal or otherwise); and all other reasonable out-of-pocket costs and expenses of Bank incurred in connection with any of the foregoing.  Borrower further indemnifies Bank, its directors, officers, employees and agents against all losses, claims, damages, penalties, judgments, liabilities and expenses (including without limitation all expenses of litigation or preparation for litigation whether or not Bank is a party) (collectively, “Losses”) which any of them are required to pay or incur arising out of or relating to this Agreement, the Notes, and the Loan Documents, the transactions described in this Agreement or the direct or indirect application or proposed application of the proceeds of any Loan, except to the extent that such Losses result from the gross negligence or willful misconduct by the Bank.  Any amounts not paid when due under this Section shall bear interest at the Default Rate until paid.  The obligations under this Section shall survive the repayment in full of the Obligations and the termination of the Revolving Commitment.

10.8   Participations.  Bank may sell and/or assign participations to one or more banks or other financial institutions in all or a portion of its rights and obligations under this Agreement and the other Loan Documents; provided that any such sale or participation shall not affect the rights and duties of Bank hereunder to Borrower.  Subject to Section 10.13, Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices and orders issued by a court of law Bank may disclose information obtained by Bank pursuant to this Agreement including, without limitation, all budgets and financial statements, to participants or assignees or potential participants or assignees hereunder without any notice to Borrower; provided that such participants or assignees or potential participants or assignees shall agree not to make use of such information for purposes of transactions unrelated to such contemplated participation.

10.9   Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of Bank.

10.10   Notices.  All notices and communications provided for herein or in any document contemplated hereby or required by law to be given shall be in writing (unless expressly provided to the contrary) and (a) if personally delivered, effective when delivered at the address set forth below such party’s signature to this Agreement or to such other address as a party shall have designated to the other in writing in accordance with this Section; (b) if mailed, effective three days after sending by first class mail, postage prepaid, addressed to such address; or (c) if sent by reputable overnight delivery service, effective one Business Day after delivery to such service, fees prepaid, addressed to such address.  The giving of at least five days’ notice before Bank shall take any action described in any notice shall conclusively be deemed reasonable for all purposes, except where this Agreement or applicable law expressly provides for a notice period of a different duration; provided further, that this shall not be deemed to require Bank to give five day’s notice or any notice if not specifically required in this Agreement.

10.11   USA Patriot Act Notification.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C.  Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and, if Borrower is not an individual, Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower.  Bank may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

10.12   OFAC/BSA Provision.  Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of proceeds of the loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

10.13   Confidentiality.  In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower (such parties to be subject to substantially the same obligations of confidentiality as Bank), (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, and (v) as Bank may reasonably determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

10.14   Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures were upon the same instrument.

10.15   Headings.  Article and section headings in this Agreement are included for the convenience of reference only and shall not constitute a part of this Agreement for any purpose.

10.16         WAIVER OF JURY TRIAL.  Bank and Borrower knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or action of either of them.  Neither Bank nor Borrower shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.  These provisions shall not be deemed to have been modified in any respect or relinquished by Bank or Borrower except by a written instrument executed by both of them.

10.17   Judicial Reference.  In the event that the Jury Trial Waiver provision contained in the Section 10.16 is not enforceable, the parties elect to proceed under this Judicial Reference provision

(a) With the exception of the items specified in clause (b), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to the Agreement will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding.  Except as otherwise provided in the Agreement, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(b) The matters that shall not be subject to a reference are the following: (i) non-judicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv).  The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

(c) The referee shall be a retired judge or justice selected by mutual written agreement of the parties.  If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative).  A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(d) The parties agree that time is of the essence in conducting the reference proceedings.  Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(e) The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript.  The party making such a request shall have the obligation to arrange for and pay the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(g) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication.  The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(h) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(i) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM WHICH ARISES OUT OF OR IS RELATED TO THE AGREEMENT.

[end of agreement—signature page follows]

This Credit Agreement has been executed and delivered by Borrower and Bank as of the Effective Date.

Nexx Systems, Inc. By: /s/ Stanley D. Piekos Name: Stanley D. Piekos Title: Chief Financial Officer Address for notices: 900 Middlesex Turnpike, Building 6 Billerica, Massachusetts 01821 Attn:
Comerica Bank

By:  /s/ Steven J. Stuckey
Name:  Steven J. Stuckey
Title:  Senior Vice President

Address for notices:
11943 El Camino Real Suite 110B
San Diego CA 92130
Attn:  Group Manager – Technology and Life Sciences Division

EXHIBIT A

BORROWING BASE CERTIFICATE

Borrower:	Nexx Systems, Inc.	Bank:	Comerica Bank
Technology & Life Sciences Division
Commitment Amount:	$5,000,000		Loan Analysis Department
Five Palo Alto Square, Suite 800
3000 El Camino Real
Palo Alto, CA 94306
Phone: (650) 846-6820
Fax: (650) 846-6840
ACCOUNTS RECEIVABLE
1	Accounts Receivable Book Value as of
2	Additions (please explain on reverse)
3	TOTAL ACCOUNTS RECEIVABLE AS OF ____________________			$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
2.	Amounts over 90 days		$
3.	Credit Balances over 90 days		$
4.	Balance of 25% over 90 days		$
5.	Concentration limits		$ N/A
6.	Foreign Accounts		$
7.	Government Accounts		$
8.	Contra Accounts		$
9.	Promotion or Demo Accounts		$
10.	Intercompany/Employee Accounts		$
11.	Other (please explain below)		$
12.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS			$
13.	Eligible Accounts (#3 minus #12)		$
14.	LOAN VALUE OF ACCOUNTS RECEIVABLE (________% of #13)			$

BALANCES
15.	Maximum Loan Amount		$
16.	Total Funds Available (the lesser of #14 or #15)			$
17.	Outstanding under Sublimits ()			$
18.	Present balance outstanding on Line of Credit			$
19.	Reserve Position (#16 minus #17 and #18)			$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this
Borrowing Base Certificate complies with the representations and warranties set forth in the Loan Agreement between the undersigned and Comerica Bank.

Comments:

BANK USE ONLY

Rec'd By:
Date:
Reviewed By:
Date:

Authorized Signer

EXHIBIT B

REVOLVING CREDIT NOTE

$5,000,000.00	San Diego, California	___________, 2010

FOR VALUE RECEIVED, the undersigned, NEXX SYSTEMS, INC., a Delaware corporation, promises to pay to the order of COMERICA BANK (the “Bank”) on the Termination Date, the principal sum or so much of the principal sum of Five Million and 00/100 Dollars ($5,000,000.00) as may from time to time have been advanced and be outstanding on the Termination Date under the terms of the Credit Agreement dated June ____, 2010 between the undersigned and Bank (the “Agreement”) plus all accrued but unpaid interest thereon.  Under this Note advances, repayments and re-advances may be made from time to time.

This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Agreement, to which reference is hereby made.  Capitalized terms used, but not separately defined, herein shall have the meanings given to them under the Agreement.

The unpaid principal amount of this Note shall bear interest at the Applicable Interest Rate, as determined under the Agreement, and such interest shall be payable at the times required under the Agreement except that during a Continuing Event of Default the unpaid principal amount of this Note shall bear interest payable on demand at the Default Rate.  All payments under this Note shall be made at the places and in the manner provided under the Agreement.

During a Continuing Event of Default, Bank may exercise any one or more of the rights and remedies granted by the Agreement or any document contemplated thereby or given under applicable law, including without limit the right to accelerate this Note.

The undersigned and all accommodation parties, guarantors and indorsers (i) waive presentment, demand, protest and notice of dishonor, and (ii) agree that no extension or indulgence to the undersigned or release or non-enforcement of any security, whether with or without notice, shall affect the obligations of any indorser.  This Note shall be governed by and construed in accordance with the laws of the State of California.

[end of Note; signature page follows]

Signature page to $5,000,000 Revolving Credit Note

NEXX SYSTEMS, INC. By: _________________________ Name:_______________________ Title:________________________

EXHIBIT C

TERM NOTE

$5,000,000.00	San Diego, California	_____________, 2010

FOR VALUE RECEIVED, the undersigned, NEXX SYSTEMS, INC., a Delaware corporation, promises to pay to the order of COMERICA BANK (the “Bank”) at San Diego, California, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00) in consecutive monthly installments of principal in the amount of __________________________ and 00/100 Dollars ($_________________) each, commencing __________________, 20__ and on the ______ day of each month thereafter and all outstanding principal and accrued but unpaid interest shall be due and payable on the Maturity Date.

This Note evidences borrowing under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement dated June _____, 2010 between the undersigned and Bank (the “Agreement”), to which reference is hereby made.  Capitalized terms used, but not separately defined, herein shall have the meanings given to them under the Agreement.

The unpaid principal amount of this Note shall bear interest at the Applicable Interest Rate, as determined under the Agreement, and such interest shall be payable at the times required under the Agreement except that during a Continuing Event of Default the unpaid principal amount of this Note shall bear interest payable on demand at the Default Rate.  All payments under this Note shall be made at the places and in the manner provided under the Agreement.

During a Continuing Event of Default, Bank may exercise any one or more of the rights and remedies granted by the Agreement or any document contemplated thereby or given under applicable law, including without limit the right to accelerate this Note.

The undersigned and all accommodation parties, guarantors and indorsers (i) waive presentment, demand, protest and notice of dishonor, and (ii) agree that no extension or indulgence to the undersigned or release or non-enforcement of any security, whether with or without notice, shall affect the obligations of any indorser.  This Note shall be governed by and construed in accordance with the laws of the State of California.

[end of Note; signature page follows]

Signature page to $5,000,000 Term Note

NEXX SYSTEMS, INC. By: ____________________________ Name: __________________________ Title: ___________________________

EXHIBIT D

LOAN ADVANCE/PAYDOWN REQUEST FORM

TECHNOLOGY & LIFE SCIENCES DIVISION
LOAN ANALYSIS
LOAN ADVANCE/PAYDOWN REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS 3:00* P.M, P.S.T.
DEADLINE FOR EQUIPMENT ADVANCES IS 3:00 P.M., P.S.T.**
DEADLINE FOR WIRE TRANSFERS IS 1.30 P.M, P.S.T.
*At month end and the day before a holiday, the cut off time is 1:30 P.M., P.S.T.
**Subject to 3 day advance notice.

TO: Loan Analysis			DATE:	TIME:
FAX #: (650) 846-6840

FROM:	Nexx Systems, Inc.		TELEPHONE REQUEST (For Bank Use Only):
Borrower's Name
The following person is authorized to request the loan payment
FROM:			transfer/loan advance on the designated account and is known to me.
Authorized Signer's Name

FROM:
Authorized Signature (Borrower)			Authorized Requester & Phone #

PHONE #:
Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:			Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE			REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)		$		Date Rec'd:
PRINCIPAL PAYMENT (ONLY)		$		Time:
				Comp. Status:	YES NO
OTHER INSTRUCTIONS:				Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Borrowing Certificate, including without limitation the representation that Borrower has paid for and owns the equipment financed by the Bank; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE) YES NO
If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS			Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Amount	$

EXHIBIT E

COVENANT COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	Comerica Bank
Technology & Life Sciences Division
Loan Analysis Department
Five Palo Alto Square, Suite 800
3000 El Camino Real
Palo Alto, CA 94306
Phone: (650) 846-6820
Fax: (650) 846-6840
FROM:	BORROWER - Nexx Systems, Inc.

The undersigned authorized Officer of Nexx Systems, Inc. ("Borrower"), hereby certifies that in accordance with the terms and conditions of the Credit Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending__________________________with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.15, except as noted below and (ii) all representa-
tions and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof.
Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are pre-
pared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under "Complies" or "Applicable" column.

REPORTING COVENANTS	REQUIRED		COMPLIES

Company Prepared Monthly F/S	Monthly, within 30 days		YES	NO
Compliance Certificate	Monthly, within 30 days		YES	NO
CPA Audited, Unqualified F/S	Annually, within 120 days of FYE		YES	NO
Borrowing Base Certificate	Weekly, by the 2nd day of each week		YES	NO
A/R & A/P Agings	Monthly, within 30 days		YES	NO
Annual Forecast	Annually, within 30 days of FYE		YES	NO
Inventory Report	Monthly, within 30 days		YES	NO
Patents/Trademarks	Notify promptly upon application/registration with USPTO		YES	NO
Copyrights	Notify within 30 days of application/registration with		YES	NO
US Copyright Office
Audit	Semi-annual		YES	NO
No Default Certificate	Monthly, within 30 days / Annually, within 120 days of FYE		YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)		YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)		YES	NO

Total amount of Borrower's cash and	Amount: $N/A		YES	NO
investments
Total amount of Borrower's cash and	Amount: $N/A		YES	NO
investments maintained with Bank

		DESCRIPTION	APPLICABLE

No events that would have a Material	Notify promptly upon notice		YES	NO
Adverse Effect
Inventory Disputes > $100,000	Notify promptly upon notice		YES	NO
Mergers & Acquisitions > $0	Notify promptly upon notice		YES	NO
Cross default with other agreements	Notify promptly upon notice		YES	NO
>$100,000
Judgement > $100,000	Notify promptly upon notice		YES	NO

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES

TO BE TESTED MONTHLY, UNLESS OTHERWISE NOTED:

Maximum Leverage Ratio	2.75:1.00	:1.00	YES	NO
Maximum Cash Flow Leverage Ratio	2.50:1.00	:1.00	YES	NO
6/30/10, Minimum Trailing 12 Month EBITDA	$3,500,000 $		YES	NO
09/30/10 and after, Minimum Trailing 12 Month	$4,000,000 $		YES	NO
EBITDA

OTHER COVENANTS	REQUIRED	ACTUAL	COMPLIES

Permitted Purchase Money Debt	<$500,000 per year	__________________	YES	NO
Permitted Investments for stock repurchase	<$250,000 per year	__________________	YES	NO
Permitted Investments for subsidiaries	<$0	__________________	YES	NO
Permitted Investments for employee loans	<$250,000 per year	__________________	YES	NO
Permitted Investments for joint ventures	<$0	__________________	YES	NO
Liens Securing Permitted Purchase Money	<$500,000 per year	__________________	YES	NO
Debt
Permitted Transfers	<$0	__________________	YES	NO

Please Enter Below Comments Regarding Violations:

The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,

Authorized Signer

Name:

Title:

EXHIBIT F

OPINION OF COUNSEL

[addressing the legal matters in Sections 5.1, 5.2, 5.3, 5.4, 5.6 and 5.19 of the Credit Agreement and the enforceability of the Loan Documents]

EXHIBIT G

LESSOR’S ACKNOWLEDGMENT AND SUBORDINATION
(For Use Without Assignment of Lease)

The undersigned,                                                                , (“Lessor”) under the terms of a Lease, a copy of which is attached hereto (“Lease”), acknowledges that its tenant, Nexx Systems, Inc., a Delaware corporation, (“Lessee”), has or will receive from Comerica Bank (“Bank”) certain credit accommodations.

1.  The premises leased to Lessee (“Leased Premises”) are as follows:

________________________________________________

________________________________________________

2.  Lessor agrees to notify Bank in writing (at the address specified below or at any other address given by Bank in writing to Lessor) not less than thirty (30) days before commencing any proceedings or otherwise taking any action to terminate the Lease or to enforce its remedies thereunder.

3.  Lessor agrees that all of Lessee’s machinery, equipment, inventory, fixtures or other property (“Lessee’s Property”) which may be located on the Leased Premises shall remain the personal property of the Lessee and shall not become a fixture or part of the realty notwithstanding anything that may be implied by law from the mode of attachment, installation or otherwise.  Lessor further agrees that any lien or security interest Lessor may claim against any of Lessee’s Property is subordinated to any lien or security interest now or subsequently held by Bank in any of such property.

4.  Lessor acknowledges that, notwithstanding any noncompliance with or default by Lessee under the Lease, the Bank shall have the limited right to enter into and remain in possession of the Leased Premises for a reasonable period not to exceed ninety (90) consecutive days for the purpose of enforcing its liens and security interests in Lessee’s Property, including the sale and/or detachment and/or removal from the Leased Premises of such property.  Bank shall pay to Lessor, on a weekly basis in advance (pro rata, depending on the number of days Bank is in possession), the current monthly rent accruing under the Lease during the period while Bank is in possession of the Leased Premises.  Bank shall have no responsibility whatsoever for any back rent or other obligations which have accrued under the Lease prior to Bank’s entry into possession under this paragraph.

5.  Lessor further agrees that Bank’s rights have been given for security purposes only, and that unless and until Bank agrees expressly and in writing to do so, Bank shall have no obligations whatsoever under the Lease.

Dated: ________________________	LESSOR: By: __________________________ Its: __________________________

ACKNOWLEDGMENT OF LESSEE: NEXX SYSTEMS, INC. By:_________________________ Name:_______________________ Title:________________________	BANK’S ADDRESS Comerica Bank 11943 El Camino Real, Suite 110B San Diego, California 92130 Attention: Lake T. McGuire

EXHIBIT H

FORM OF SECURITY AGREEMENT

[See Exhibit 10.25.1 to the Registrant’s Amendment No. 4 to Registration Statement on Form S-1 filed June 29, 2010]

EXHIBIT I

FORM OF WARRANT

[See Exhibit 10.25.41 to the Registrant’s Amendment No. 4 to Registration Statement on Form S-1 filed June 29, 2010]

EXHIBIT J

FORM OF SUBORDINATION AGREEMENT

This Subordination Agreement is made as of ________, 20__ by and between the undersigned (“Creditor”), and Comerica Bank (“Bank”).

Recitals

A.           Nexx Systems, Inc., a Delaware corporation (“Borrower”), has requested and/or obtained certain loans or other credit accommodations from Bank which are or may be from time to time secured by assets and property of Borrower.

B.           Creditor has extended loans or other credit accommodations to Borrower, and/or may extend loans or other credit accommodations to Borrower from time to time.

C.           In order to induce Bank to extend credit to Borrower and, at any time or from time to time, at Bank’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to purchase or extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as Bank may deem advisable, Creditor is willing to subordinate:  (i) all of Borrower’s indebtedness and obligations to Creditor, whether presently existing or arising in the future (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Bank; and (ii) all of Creditor’s security interests, if any, to all of Bank’s security interests in the Borrower’s property.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.
Creditor subordinates to Bank any security interest or lien that Creditor may have in any property of Borrower.  Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Bank, the security interest of Bank in the Collateral, as defined in the Credit Agreement between Borrower and Bank, dated June ____, 2010, as amended from time to time (the “Credit Agreement”), shall at all times be prior to the security interest of Creditor.

2.
All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Bank now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding, and all obligations under the Credit Agreement (the “Senior Debt”).

3.
Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to the Collateral, nor will Creditor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, for so long as any portion of the Senior Debt remains outstanding.  Nothing in this Agreement shall prohibit Creditor from converting all or any part of the Subordinated Debt into equity securities of Borrower.

4.
Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5.
In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Bank’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

6.
For so long as any of the Senior Debt remains unpaid, Creditor irrevocably appoints Bank as Creditor’s attorney-in-fact, and grants to Bank a power of attorney with full power of substitution, in the name of Creditor or in the name of Bank, for the use and benefit of Bank, without notice to Creditor, to perform at Bank’s option the following acts in any bankruptcy, insolvency or similar proceeding involving Borrower:

(i)
To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Bank elects, in its sole discretion, to file such claim or claims; and

(ii)
To accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Bank deems appropriate for the enforcement of its rights hereunder.

7.
For so long as any of the Senior Debt remains unpaid, Creditor agrees that it will not object to or oppose (i) the sale of the Borrower, or (ii) the sale or other disposition of any property of the Borrower, if Bank has consented to such sale of the Borrower or sale or disposition of any property of the Borrower.  If requested by Bank, Creditor shall affirmatively consent to such sale or disposition and shall take all necessary actions and execute such documents and instruments as Bank may reasonably request in connection with and to facilitate such sale or disposition.

8.
Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement.  No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower.  By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

9.
This Agreement shall remain effective for so long as Borrower owes any amounts to Bank under the Credit Agreement or otherwise.  If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder.  At any time and from time to time, without notice to Creditor, Bank may take such actions with respect to the Senior Debt as Bank, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person.  No such action or inaction shall impair or otherwise affect Bank’s rights hereunder.  Creditor waives the benefits, if any, of Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

10.
This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Bank.  This Agreement is solely for the benefit of Creditor and Bank and not for the benefit of Borrower or any other party.  Creditor further agrees that if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender, and if Bank makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

11.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

12.
This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws principles.  Jurisdiction shall lie in the State of California.  THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

13.	JUDICIAL REFERENCE PROVISION.

(a)	In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(b)
With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

(c)
The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of selfhelp remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

(d)
The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

(e)
The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f)
The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g)
Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h)
The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i)
If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.   The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j)
THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

14.
This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments.  Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower.  This Agreement may be amended only by written instrument signed by Creditor and Bank.

15.
In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

[end of Agreement; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Creditor”

_________________________

By: ____________________________

Title: __________________________

“Bank”

COMERICA BANK

By:  ____________________________

Title: ___________________________

The undersigned approves of the terms of this Agreement.

 “Borrower”

NEXX SYSTEMS, INC.

By: ___________________________

Title: __________________________